Exhibit 99.1

LKQ Corporation Agrees to Sell PGW Auto Glass Business to One Equity Partners

Chicago, IL (March 14, 2022) -- LKQ Corporation (Nasdaq: LKQ) today announced that it has entered into a definitive agreement to sell PGW Auto Glass (“PGW”), a distributor of aftermarket glass to the North American automotive sector, to One Equity Partners. The transaction is expected to be completed during the second quarter of 2022 and is subject to customary closing conditions and necessary regulatory approvals.
Dominick Zarcone, President and Chief Executive Officer of LKQ, stated, “This divestiture reinforces our ongoing commitment to review our portfolio of businesses, rationalize our asset base, and divest non-core businesses. We are confident that the PGW management team, in partnership with OEP, will continue to deliver great outcomes for PGW’s customers. We wish them both continued success in the future.”
LKQ will report the financial information for the PGW glass distribution business through the closing date in the continuing operations section of its financial statements. PGW generated almost $400 million of revenue and its EBITDA margin was approximately 10% in 2021.
BofA Securities is acting as financial advisor to LKQ Corporation on this transaction. Terms of the transaction were not disclosed.
About LKQ Corporation
LKQ Corporation (www.lkqcorp.com) is a leading provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles. LKQ has operations in North America, Europe and Taiwan. LKQ offers its customers a broad range of OEM recycled and aftermarket parts, replacement systems, components, equipment, and services to repair and accessorize automobiles, trucks, and recreational and performance vehicles.
Forward Looking Statements
Statements and information in this press release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made pursuant to the “safe harbor” provisions of such Act. Forward-looking statements include, but are not limited to, statements regarding our outlook, guidance, expectations, beliefs, hopes, intentions and strategies. These statements are subject to a number of risks, uncertainties, assumptions and other factors that may cause our actual results, performance or achievements to be materially different. All forward-looking statements are based on information available to us at the time the statements are made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. You should not place undue reliance on our forward-looking statements. Actual events or results may differ materially from those expressed or implied in the forward-looking statements. The risks, uncertainties, assumptions and other factors that could cause actual results to differ from the results predicted or implied by our forward-looking statements include the factors discussed in our filings with the SEC (which are available on our investor relations website at lkqcorp.com and on the SEC website at sec.gov), including those disclosed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2021, as well as the following factor:
•the receipt of regulatory approvals for the transaction and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions.

Contact:
Joseph P. Boutross
Vice President, Investor Relations
LKQ Corporation
(312) 621-2793
jpboutross@lkqcorp.com